Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
Thursday, August 3, 2006		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports Second Quarter Earnings

Earnings per Share Increases 54% Compared to Second Quarter 2005

Salem, MA (August 3, 2006) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported earnings for the second quarter ended June 30, 2006. Revenue for the quarter was $37.5 million, an increase of $14.1 million, or 60%, as compared to revenue of $23.4 million for the quarter ended June 30, 2005.  Earnings were $4.9 million, or $0.40 per basic share ($0.39 per diluted share), as compared to earnings of $3.2 million, or $0.26 per basic and diluted share, for the quarter ended June 30, 2005, an increase of $1.7 million, or 53%.

For the six months ended June 30, 2006, revenue was $72.0 million, an increase of $25.9 million, or 56%, as compared to revenue of $46.1 million for the six months ended June 30, 2005.  Earnings were $9.0 million, or $0.73 per basic share ($0.72 per diluted share), as compared to earnings of $6.3 million, or $0.50 per basic and diluted share, for the six months ended June 30, 2005, an increase of $2.7 million, or 43%.

“We are delighted to report another very strong quarter of results for 2006,” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc.  “While the addition of our recently acquired businesses had a very large impact on the increases over the prior year, we also saw strong organic growth on a consecutive quarter basis, with revenues up 9% and operating income up 4% in just one quarter.   A big part of this performance is our rural wireless business.  We have continued to add coverage and capacity on both our GSM and CDMA networks throughout the first half of the year and this expansion picked up pace in the second quarter, particularly in the Southwest.  We continue to focus on the bottom line and we were very pleased to see that our new businesses made a sizable contribution to our earnings for the quarter.  Our earnings are up over 20% over the first quarter and 53% over the prior year.

“In other news for the quarter, our Bermuda team was glad to receive a favorable court ruling in its dispute over the scope of its mobile license related to data activities, with the court invalidating a ministry restriction on the sale of our Cellular One affiliate’s EV-DO “Bull” wireless modem service.  In Vermont, Sovernet is preparing to launch some new services to the business community in the third quarter and, in Guyana, GT&T engineers have made great strides in adding capacity and coverage to the GSM network. We hope to see the fruits of both efforts over the second half of the year.”

Second Quarter 2006 Operating Highlights

As was previously announced, the Company completed its acquisition of Sovernet, Inc., our Vermont telephone and data services provider, in February 2006, and Commnet Wireless, LLC our rural wireless business, in September 2005.  Results for these businesses are reflected only in the 2006 operating results since the date of acquisition and consequently not reflected in the results for the three or six months ended June 30, 2005.  All share and per share amounts reflect the effects of the 5-for-2 split of our common stock, which took place on March 31, 2006.

ATN generated the following operating results for the quarter ended June 30, 2006 (unless otherwise indicated, all comparative information is compared against the quarter ended June 30, 2005):

Wireless Revenue.   Wireless revenue increased by $9.9 million, or 230%, to $14.2 million from $4.3 million.  Of this increase, $9.5 million was attributable to the addition of Commnet.  Commnet continues to rapidly deploy new GSM and CDMA sites and ended the quarter with 268 base stations in service.  The remaining increase in wireless revenue for 2006 was attributable to the growth of GT&T’s wireless customer base, which increased from 191,000 subscribers to 254,000 subscribers, of which 155,000 use our GSM service.

Local Telephone and Data Revenue.   Local telephone and data revenue totaled $10.9 million, an increase of $3.9 million, or 56%.  Of this increase, $3.6 million was attributable to the addition of Sovernet.  Excluding that contribution, local telephone and data revenue generated by our Guyana and Virgin Islands operations increased by $0.3 million, or 4%.  Access lines at GT&T increased from 109,000 to 116,000, an increase of 6%, as we continue to bring new areas into service.

International Long Distance Revenue and Other Revenue.   International long distance revenue was $11.5 million during 2006, an increase of $0.3 million, or 3%, from $11.2 million in 2005.   Inbound traffic represented 86% of the total international telephone calls in and out of Guyana.  Other revenue increased as a result of a 16% increase in television subscribers in our Virgin Islands operations.

Operating Expenses.   Operating expenses increased by $10.2 million, or 67%, from $15.3 million to $25.5 million for 2005 and 2006, respectively.  Of the $10.2 million increase, $9.8 million is attributable to the addition of Commnet and Sovernet.  Excluding Commnet and Sovernet, operating expenses increased slightly, primarily reflecting increased professional fees and expenses associated with Sarbanes-Oxley compliance.

Operating Income.   Operating income increased by $3.9 million, or 48%, from $8.1 million to $12.0 million.  This follows a similar year over year increase in the first quarter of 46% and primarily reflects the addition of our rural wireless business.

Bermuda Digital Communications.   Equity in the earnings from BDC, our Bermuda affiliate, remained relatively unchanged at $0.8 million for both 2006 and 2005.  Wireless subscribers at June 30, 2006 were 21,693 and 21,644 at June 30, 2005.

Public Offering of Common Stock.   As previously announced, in July 2006 Atlantic Tele-Network sold 2.4 million shares of common stock at $19.00 per share in an underwritten public offering, and 1.2 million shares were sold by our Chairman, Cornelius B. Prior, Jr., and related entities.  The net proceeds to the Company were approximately $42.4 million after expenses, and will be used to repay a portion of the Company’s outstanding indebtedness, to fund capital expenditures, acquisitions and/or strategic investments and for general corporate purposes.  The Company did not receive any proceeds from the sale of shares of the selling stockholders.  After this offering, our Chairman and his related entities hold approximately 40% of the Company’s outstanding common stock.

Conference Call Information
Atlantic Tele-Network will host a conference call tomorrow, August 4, 2006, at 9:00 a.m. Eastern time (ET) to discuss its second quarter results for 2006.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers for the conference call are: (800) 289-0518 (US/Canada) and (913) 981-5532 (International), access code 1732450.  A replay of the call will be available from 11:00 a.m. (ET) August 4, 2006 until 11:59 p.m. (ET) on August 9, 2006.  The replay dial-in numbers are: (888) 203-1112 (US/Canada) and (719) 457-0820 (International), access code 1732450.

About Atlantic Tele-Network
Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company with corporate offices in Salem, Massachusetts and St. Thomas, U.S. Virgin Islands.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Sovernet, Inc., which provides wireline voice and data services to businesses and homes across Vermont; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the United States Virgin Islands.  Atlantic Tele-Network also owns 44% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.

Cautionary Language Concerning Forward-Looking Statements
This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of Atlantic Tele-Network, including the relative contributions of Commnet and Sovernet; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and long distance telephone services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) a significant portion of our U.S. wireless revenue is derived from a small number of customers;  (7) our failure to maintain favorable roaming arrangements; (8) economic, political and other risks facing our foreign political operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; (16) our economic interest in our Bermuda affiliate may be reduced in 2008; and (17) our inability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the  forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of Atlantic Tele-Network’s Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the SEC.  Atlantic Tele-Network undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.
Unaudited Condensed Consolidated Balance Sheet
As of December 31, 2005 and June 30, 2006
(in Thousands)

	December 31,	June 30,
	2005	2006
Assets:
Cash	$26,493	$23,497
Other Current Assets	22,179	27,723

Total Current Assets	48,672	51,220

Fixed Assets, net	125,709	129,970
Goodwill and Other Intangible Assets, net	40,277	58,531
Other Assets	19,173	16,161

Total Assets	$233,831	$255,882

Liabilities and Stockholders’ Equity:
Current Liabilities (excluding current portion of long term debt)	$33,962	$35,392

Long Term Debt (including current portion)	55,750	67,671
Other Liabilities	6,469	8,919

Total Liabilities	96,181	111,982

Minority Interests	21,940	22,275

Stockholders’ Equity	115,710	121,625

Total Liabilities and Stockholders’ Equity	$233,831	$255,882

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended June 30,
	2005	2006
Revenue:
Wireless	$4,340	$14,233
Local Telephone and Data	7,005	10,850
International Long Distance	11,224	11,508
Other Revenues	815	904

Total Revenue	23,384	37,495

Operating Expenses:
Termination and Access Fees	1,403	5,931
Internet and Programming	612	881
Engineering and Operations	3,623	4,664
Sales and Marketing	1,615	1,912
General and Administrative	3,756	5,684
Depreciation and Amortization	4,035	6,105
Non-Cash Stock Based Compensation	270	286

Total Operating Expenses	15,314	25,463

Operating Income	8,070	12,032
Other Income (Expense):
Interest Income (Expense), net	66	(820)
Other Income	266	322

Other Income (Expense), net	332	(498)

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	8,402	11,534
Income Taxes	5,025	6,225

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	3,377	5,309
Equity in Earnings of Unconsolidated Affiliates	795	836
Minority Interests	(945)	(1,210)

Net Income	$3,227	$4,935

Net Income Per Share
Basic	$0.26	$0.40
Diluted	$0.26	$0.39
Weighted Average Common Shares Outstanding
Basic	12,470	12,440
Diluted	12,478	12,575

ATLANTIC TELE-NETWORK, INC.
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, Except per Share Data)

	Six Months Ended June 30,
	2005	2006
Revenue:
Wireless	$8,126	$27,545
Local Telephone and Data	13,783	20,042
International Long Distance	22,589	22,679
Other Revenues	1,576	1,751

Total Revenue	46,074	72,017

Operating Expenses:
Termination and Access Fees	2,773	11,201
Internet and Programming	1,266	1,631
Engineering and Operations	7,110	9,024
Sales and Marketing	3,130	3,841
General and Administrative	7,300	10,401
Depreciation and Amortization	8,219	11,900
Non-Cash Stock Based Compensation	270	414

Total Operating Expenses	30,068	48,412

Operating Income	16,007	23,605

Other Income (Expense):
Interest Income (Expense), net	202	(1,483)
Other Income	565	598

Other Income (Expense), net	767	(885)

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	16,774	22,720
Income Taxes	10,041	12,690

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	6,733	10,030
Equity in Earnings of Unconsolidated Affiliates	1,385	1,301
Minority Interests	(1,846)	(2,307)

Net Income	$6,272	$9,024

Net Income Per Share
Basic	$0.50	$0.73
Diluted	$0.50	$0.72
Weighted Average Common Shares Outstanding
Basic	12,503	12,445
Diluted	12,508	12,540